Exhibit 99.3

Dunkin’ Brands Announces Dividend Increase in 2018 First Quarter

CANTON, Mass. (February 6, 2018) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.3475 per share of common stock is payable on March 21, 2018 to shareholders of record as of the close of business on March 12, 2018. This represents a 7.75 percent increase over the prior quarter's dividend.

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About Dunkin' Brands Group, Inc.

With more than 20,500 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,500 Dunkin' Donuts restaurants and nearly 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Sr. Director, IR & Competitive Intelligence	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200